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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM N-8A

   NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
              OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company act of 1940 and in connection with such notification of registration submits the following information:

            Name: Torrey U.S. Strategy Partners, LLC

              Address of Principal Business Office
              (No. & Street, City, State Zip Code):
     505 Park Avenue, Fifth Floor, New York, New York, 10022

             Telephone Number (including area code):
                          212-644-7800

        Name and address of agent for service of process:
                   Corporation Service Company
                2711 Centerville Road, Suite 400
                   Wilmington, Delaware 19808


Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         YES [X]  NO[  ]

                           SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York on the 29th day of March 2002.



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                            Signature
               Torrey U.S. Strategy Partners, LLC

                             By Torrey Associates, LLC,
                                  Organizational Member

                             By /s/  James A. Torrey
                                -----------------------
                                James A. Torrey
                                Chairman and Chief Executive
                                Officer

Attest:

/s/ William G. Mulligan
-----------------------
William G. Mulligan
Authorized Person



































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